EXHIBIT 99

Capstone Turbine Announces Fourth Quarter and Fiscal Year 2014 Operating Results

Record Revenue of $133.1 Million for Fiscal 2014

Record Full Year Gross Margin of 16%

Record Backlog of $171.6 Million at End of Fiscal 2014

CHATSWORTH, Calif., June 12, 2014 (GLOBE NEWSWIRE) -- Capstone Turbine Corporation (Nasdaq:CPST), the world's leading clean technology manufacturer of microturbine energy systems, today announced its financial results for the fourth quarter and fiscal year ended March 31, 2014.

Fiscal Year 2014 Highlights

  Record annual revenue of $133.1 million, up 4% from Fiscal 2013
  Record product revenue of $108.8 million, up 6% from Fiscal 2013
  Gross margin of $21.7 million, or 16% of revenue, compared to $14.4 million, or 11% of revenue, for Fiscal 2013
  Operating loss decreased 30% year-over-year
  New product orders of $131.5 million resulting in book-to-bill ratio of 1.2:1
  Cash balance of $27.9 million at March 31, 2014

Fourth Quarter 2014 Highlights

  Fourth quarter revenue of $36.4 million, up 3% year-over-year
  Quarterly revenue has exceeded prior year 26 of last 27 quarters
  Record quarterly product revenue of $30.0 million, up 3% year-over-year
  Fourth quarter gross margin of $6.1 million, up 24% year-over-year
  Gross margin as a percentage of revenue of 17%, compared to 14% in the fourth quarter Fiscal 2013
  New product orders of $41.2 million resulting in book-to-bill ratio of 1.4:1
  Record product backlog of $171.6 million at March 31, 2014, up 15% year-over-year
  Record Factory Protection Plan backlog of $47.2 million at March 31, 2014, up 35% year-over-year

President and Chief Executive Officer Darren Jamison commented, "Capstone achieved another banner year for business development and margin expansion in Fiscal 2014, ending the year with record quarterly product revenue and the second highest quarter for total revenue in company history. We also set new annual records for revenue and gross margin while entering Fiscal 2015 with solid backlog of $171.6 million, also a company record. The comprehensive operational improvements we have made in recent years have enabled us to make consistent progress along our margin improvement path and reach stronger levels of maturity with respect to product development and channel marketing. Overall, we continue to make significant expansion in existing markets and inroads into promising new markets, and our Fiscal 2014 results position us well for continuing success in Fiscal 2015."

Fourth Quarter 2014 Financial Summary

Revenue for the fourth quarter of Fiscal 2014 was $36.4 million, compared to $37.0 million for the third quarter of Fiscal 2014, and $35.4 million for the fourth quarter of Fiscal 2013.

Capstone's backlog as of March 31, 2014 was $171.6 million, compared to $160.4 million at December 31, 2013, and $148.9 million at March 31, 2013.

Gross margin for the fourth quarter of Fiscal 2014 was $6.1 million, or 17% of revenue, compared to $7.3 million, or 20% of revenue, for the third quarter of Fiscal 2014, and $5.0 million, or 14% of revenue, for the fourth quarter of Fiscal 2013.

Research and development expenses were $2.5 million for the fourth quarter of Fiscal 2014,compared to $2.3 million for the third quarter of Fiscal 2014, and $2.2 million for the fourth quarter of Fiscal 2013.

Selling, general and administrative expenses were $6.8 million for the fourth quarter of Fiscal 2014, compared to $7.0 million for the third quarter of Fiscal 2014 and $6.7 million for the fourth quarter of Fiscal 2013.

Capstone's net loss was $3.4 million, or $0.01 loss per share, for the fourth quarter of Fiscal 2014, compared to a net loss of $2.2 million, or $0.01 loss per share, for the third quarter of Fiscal 2014, and a net loss of $4.1 million, or $0.01 loss per share, for the fourth quarter of Fiscal 2013. Capstone's loss from operations for the fourth quarter of Fiscal 2014 was $3.1 million, compared to $1.9 million for the third quarter of Fiscal 2014, and $3.9 million for the fourth quarter of Fiscal 2013.

Fiscal Year 2014 Financial Summary

Revenue for Fiscal 2014 was $133.1 million, an increase of 4% from $127.6 million for the prior fiscal year.

Fiscal 2014 gross margin was $21.7 million, or 16% of revenue, compared to Fiscal 2013 gross margin of $14.4 million, or 11% of revenue. The year-over-year increase in gross margin of $7.3 million was the result of overall higher sales volume of microturbine products, lower direct material costs, and decreases in royalty expense, warranty expense, and production and service center labor and overhead expense compared to the prior year.

Research and development expenses were $9.0 million each for Fiscal 2014 and Fiscal 2013. During Fiscal 2014 supplies expense decreased but was offset by a decrease in cost sharing benefits.

Selling, general and administrative expenses were $28.0 million for Fiscal 2014, compared to $27.4 million for Fiscal 2013. The net increase in SG&A expenses was comprised of increases in salaries, facilities, consulting and supplies expenses, partially offset by a decrease in marketing expense.

Capstone's net loss decreased 28% to $16.3 million, or a $0.05 loss per share, for Fiscal 2014, compared to a net loss of $22.6 million, or a $0.07 loss per share, for Fiscal 2013. Capstone's loss from operations for Fiscal 2014 was $15.3 million, a 30% reduction from the Fiscal 2013 loss from operations of $22.0 million.

Liquidity and Capital Resources

At March 31, 2014, cash and cash equivalents totaled $27.9 million, compared to $31.6 million at December 31, 2013, and $38.8 million at March 31, 2013.

During the quarter ended March 31, 2014, cash used in operating activities was $3.8 million and capital expenditures totaled $0.4 million. This compares to cash used in operating activities of $3.6 million and $0.3 million in capital expenditures during the quarter ended March 31, 2013.

During the year ended March 31, 2014, Capstone used $15.4 million of cash in operating activities and spent $1.2 million in capital expenditures. The compares to cash used in operating activities of $17.1 million and $1.2 million in capital expenditures during the year ended March 31, 2013.

Subsequent Event

On May 6, 2014, Capstone closed a public offering of 18,825,000 shares of its common stock at a price of $1.70 per share, which was allocated to a single institutional investor. Net proceeds from the sale of the shares, after deducting fees and other offering expenses, were approximately $29.8 million.

"As customers continue to migrate toward larger units and larger projects, greater working capital resources are required for order fulfillment at our peak levels," Jamison noted. "Following our capital raise in May, Capstone has ample flexibility to support our backlog conversion and continue to fuel the Company's growth engine while also meeting our quarterly financial obligations."

Jamison continued, "Additionally, on June 9, 2014, we amended our credit facility with Wells Fargo Bank to, among other things, increase the maximum borrowing capacity by $5 million to $20 million, amend the financial covenants, and extend the maturity date of the domestic line of credit to September 30, 2017. We are pleased with the ongoing commitment that we have received from our lender and look forward to our continuing partnership with them as we execute our growth plans."

Conference Call and Webcast

The Company will host a conference call today, June 12, 2014, at 1:45 p.m. Pacific Time (4:45 p.m. Eastern). Access to the live broadcast and a replay of the webcast will be available for 30 days through the Investor Relations page on the Company's website: www.capstoneturbine.com.

About Capstone Turbine Corporation

Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq:CPST) is the world's leading producer of low-emission microturbine systems, and was the first to market commercially viable microturbine energy products. Capstone Turbine has shipped approximately 7,000 Capstone Microturbine systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone Turbine is a member of the U.S. Environmental Protection Agency's Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation's energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2008 and ISO 14001:2004 certified company, Capstone is headquartered in the Los Angeles area with sales and/or service centers in the New York Metro Area, Mexico City, United Kingdom, Shanghai and Singapore.

"Capstone" and "Capstone MicroTurbine" are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

The Capstone Turbine Corporation logo is available here.

Forward-Looking Statements

This press release contains "forward-looking statements," as that term is used in the federal securities laws, about market expansion; growth in revenue, gross margin and backlog; and the continued partnership with our lender. Forward-looking statements may be identified by words such as "expects," "objective," "intend," "targeted," "plan" and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties described in Capstone's Form 10-K, Form 10-Q and other recent filings with the Securities and Exchange Commission that may cause Capstone's actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions investors not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

 – Financial Tables Follow –

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	March 31,	March 31,
	2014	2013
Assets
Current Assets:
Cash and cash equivalents	$27,859	$38,817
Accounts receivable, net of allowances of $2,246 at March 31, 2014 and $2,142 at March 31, 2013	28,019	17,941
Inventories	18,102	18,513
Prepaid expenses and other current assets	2,217	2,588
Total current assets	76,197	77,859
Property, plant and equipment, net	2,891	3,543
Non-current portion of inventories	2,938	3,252
Intangible assets, net	1,790	2,313
Other assets	302	371
Total	$84,118	$87,338
Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued expenses	$28,577	$24,121
Accrued salaries and wages	1,883	1,721
Accrued warranty reserve	2,965	2,299
Deferred revenue	2,657	3,089
Revolving credit facility	13,228	13,476
Current portion of notes payable and capital lease obligations	444	361
Warrant liability	—	10
Total current liabilities	49,754	45,077
Long-term portion of notes payable and capital lease obligations	201	233
Other long-term liabilities	70	142
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized; none issued
Common stock, $.001 par value; 515,000,000 shares authorized, 311,520,567 shares issued and 310,377,293 shares outstanding at March 31, 2014; 305,661,276 shares issued and 304,622,573 shares outstanding at March 31, 2013	312	306
Additional paid-in capital	805,342	796,767
Accumulated deficit	(770,231)	(753,975)
Treasury stock, at cost; 1,143,274 shares at March 31, 2014 and 1,038,703 shares at March 31, 2013	(1,330)	(1,212)
Total stockholders' equity	34,093	41,886
Total	$84,118	$87,338

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Years Ended March 31,
	2014	2013	2012
Revenue	$133,105	$127,557	$109,371
Cost of goods sold	111,409	113,172	103,944
Gross margin	21,696	14,385	5,427
Operating expenses:
Research and development	9,029	8,979	8,237
Selling, general and administrative	27,981	27,364	28,927
Total operating expenses	37,010	36,343	37,164
Loss from operations	(15,314)	(21,958)	(31,737)
Other (expense) income	(20)	25	31
Interest income	—	—	2
Interest expense	(712)	(717)	(857)
Change in fair value of warrant liability	10	781	13,983
Loss before income taxes	(16,036)	(21,869)	(18,578)
Provision for income taxes	220	694	186
Net loss	$ (16,256)	$ (22,563)	$ (18,764)
Net loss per common share—basic and diluted	$ (0.05)	$ (0.07)	$ (0.07)
Weighted average shares used to calculate basic and diluted net loss per common share	307,060	302,168	266,945
CONTACT: Investor and Investment Media Inquiries:

         818-407-3628
         ir@capstoneturbine.com